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                                                                    EXHIBIT 11.1

                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the Company's stock option plan. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury- stock method. Primary and fully diluted earnings per share are the same for each period presented.



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                                                                                      Three Months Ended December 31,
                                                                                      -------------------------------
Weighted Average Shares Outstanding                                                          1995                1994
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Common stock outstanding throughout the period                                          2,732,000           2,728,000
Exercised options                                                                          15,000                   -
Dilutive unexercised stock options:
      Shares presumed issued at exercise ($2.25 to $5.50 per share)                       163,000              91,000
      Less:  Shares repurchased with presumed proceeds at average per
             share price ($6.06 in 1995 and $2.95 in 1994 per share)                      (66,000)            (69,000)
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Weighted average shares outstanding                                                     2,844,000           2,750,000
=====================================================================================================================






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                                                             (a)            (b)
Per Share Computations                                                    Weighted                 Per Share (a / b)
                                                        Results of         Average               ---------------------
                                                        Operations          Shares               1995             1994
----------------------------------------------------------------------------------------------------------------------
Net income - Three Months Ended
             December 31, 1995                          $  180,000       2,844,000              $ .06

Net income - Three Months Ended
             December 31, 1994                          $  172,000       2,750,000                               $ .06





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